Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces Fourth Quarter and Full Year 2018 Earnings Results

•	Quarterly revenue of $60.2 million; net loss of $49.7 million or $2.62 per share

•	Full year 2018 revenue of $238.9 million; net loss of $62.5 million or $3.34 per share

•

Quarterly and full year results include a $50.6 million non-cash charge, net of previous accruals, for the Phase I interim GX ruling (the GX Charge), subject to reduction under our Phase II counterclaims

•	Quarterly net income of $0.9 million or $0.05 per share and full year net loss, excluding the GX Charge, of $11.8 million or $0.63 per share, respectively

•	Quarterly and full year 2018 Adjusted EBITDA of $10.5 million and $34.8 million respectively

•	Project backlog increased 75.0% year-on-year to $45.5 million

•	Site count increased 13.0% year-on-year to 1,323 total sites

HOUSTON – March 14, 2019 – RigNet, Inc. (NASDAQ: RNET, the “Company”), a global technology company that provides customized ultra-secure communications services and specialized applications including real-time machine learning-based artificial intelligence, today reported results for the quarter and full year ended December 31, 2018.

“RigNet’s continued strong operating results in the fourth quarter of 2018 enabled us to end the year with full-year revenue 17% higher than 2017, despite ongoing challenges in the offshore energy market. Revenue in each of our reporting segments was higher year-over-year and the team also grew Adjusted EBITDA, an important non-GAAP metric, for the third consecutive quarter, further highlighting the underlying strength of our business and our ability to execute,” said Steven Pickett, Chief Executive Officer and President. “Rignet’s machine learning, advanced analytics, enhanced cybersecurity, bundled with our managed communications services, help our customers achieve meaningful business improvements. We continue to see increasing interest in this highly differentiated bundle by oil and gas customers who are focused on digital transformation.”

Mr. Pickett continued, “During the fourth quarter 2018, we recorded a $50.6 million net non-cash charge related to the Phase I interim award in the GX dispute. Although we were disappointed in the outcome of Phase I, we will continue to vigorously pursue our counterclaims in Phase II with the goal of minimizing any final award amount. We have also proactively negotiated an amendment to our credit agreement to help ensure we will have the liquidity available to make any payments when they come due. Looking ahead, we remain focused on the business and I believe we are well positioned to continue our overall growth in 2019, which will largely come in the back half of the year, through our bundled offerings combining ultra-secure network communications, specialized apps, and actionable machine-learning insight.”

Quarterly revenue was $60.2 million, an increase of $3.4 million, or 6.0%, compared to the fourth quarter 2017 and a decrease of $4.5 million, or 7.0%, compared to the prior quarter. Compared to the fourth quarter 2017, revenue grew in all segments: a $1.7 million increase in Systems Integration (SI) revenue or 18.3%, a $1.2 million increase in Managed Communications Services (MCS) revenue or 2.8%, and a $0.6 million increase in Apps & IoT revenue or 9.7%. The revenue decrease compared to

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net the prior quarter reflects a $2.1 million decrease in MCS revenue, a $1.3 million decrease in SI revenue, and a $1.1 million decrease in Apps & IoT. The decrease compared to prior quarter included a $2.2 million decrease in equipment resale, consisting of a $1.7 million decrease of equipment resale in MCS and a $0.5 million decrease of equipment resale in Apps & IoT.

Net loss attributable to common stockholders in the fourth quarter 2018 was $49.7 million, or $2.62 per share, compared to net loss attributable to common stockholders of $5.7 million, or $0.31 per share, in the fourth quarter 2017 and net loss attributable to common stockholders of $2.8 million, or $0.15 per share, in the prior quarter.

Revenue for full year 2018 was $238.9 million, an increase of $34.0 million, or 16.6%, compared to full year 2017 revenue of $204.9 million. Year-over-year revenue grew in all segments: a $16.5 million increase in SI revenue or 66.1%, a $10.1 million increase in Apps & IoT revenue or 64.6%, and a $7.3 million increase in MCS revenue or 4.5%. Net loss attributable to common stockholders for the year ended December 31, 2018 was $62.5 million or $3.34 per share, compared to net loss attributable to common stockholders of $16.2 million or $0.90 per share, in the year ended December 31, 2017.

Net losses in the fourth quarter and full year 2018 include the $50.6 million GX Charge, net of approximately $0.2 million of prior accruals, related to the previously disclosed interim ruling in the Inmarsat plc (Inmarsat) arbitration (GX dispute). Excluding the impact of the GX Charge, net income in the fourth quarter 2018 was $0.9 million, or $0.05 per share. Excluding the impact of the GX Charge, net loss for the full year 2018 was $11.8 million, or $0.63 per share.

Adjusted EBITDA, a non-GAAP measure defined below, was $10.5 million in the fourth quarter 2018, a 23.4% increase compared to $8.5 million in the fourth quarter 2017 and a 20.8% increase compared to $8.7 million in the prior quarter. Adjusted EBITDA was $34.8 million for the year ended December 31, 2018, a 17.3% increase compared to $29.7 million for the year ended December 31, 2017.

Project backlog (using percentage of completion accounting) was $45.5 million compared to $26.0 million in the fourth quarter 2017 and $41.4 million in the prior quarter. The increase was driven by new project wins primarily in the United States.

Capital expenditures for the three months and year ending December 31, 2018 totaled $10.8 million and $30.5 million, respectively, compared to $4.0 million and $17.9 million, respectively, for the three months and year ending December 31, 2017. Capital expenditures for the third quarter ending September 30, 2018 totaled $6.5 million. The increase in capital expenditures in the fourth quarter 2018 relative to the third quarter 2018 was largely due to the deployment of the Company’s LTE network in the U.S. Gulf of Mexico and the purchase of a new operational facility in Lafayette, Louisiana. When complete the LTE network will cover up to approximately 45,000 square miles for B2B applications and up to approximately 30,000 square miles for consumer applications. Capital expenditures increased in 2018 relative to 2017 as result of the LTE network deployment, the purchase of the new facility in Louisiana, and an increase in success-based capital spending.

Site count in the fourth quarter 2018 increased to 1,323 from 1,171 in the fourth quarter 2017. Site count was 1,350 in the prior quarter.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

In the fourth quarter of 2018, the Company recorded a $50.6 million charge, net of approximately $0.2 million of prior accruals, for the GX dispute, $0.2 million of executive departure costs, and $0.2 million of acquisition costs, as well as a net $1.5 million increase in the fair value of earn-outs / contingent consideration which is composed of a $1.8 million increase in fair value related to Intelie partially offset by a $0.3 million decrease related to Cyphre. The change in fair value of both the Intelie and Cyphre earn-outs / contingent consideration were non-cash impacting in the current period. The Intelie earn-out will ultimately be settled with stock. In the previous quarter, the Company recorded $0.7 million in restructuring charges, as well as a $0.8 million decrease in the fair value of an earn-out related to the TECNOR acquisition, bringing the fair value to zero, and $0.9 million in acquisition costs. In the quarter ended December 31, 2017, the Company recorded $0.5 million increase in fair value of an earn-out, $1.2 million in executive departure costs and $0.6 million in acquisition costs. The acquisition costs, restructuring charges, the GX Charge and change in fair value of the earn-out are added back to net loss in our non-GAAP measure Adjusted EBITDA.

GX Dispute

As previously announced, Inmarsat filed arbitration with the International Centre for Dispute Resolution tribunal (the panel) in October 2016 concerning a January 2014 take-or-pay agreement to purchase up to $65.0 million, under certain conditions, of GX capacity from Inmarsat over several years. Phase I of the arbitration, now concluded, concerned only whether RigNet’s take-or-pay obligation ever commenced under the agreement. In December 2018, the panel’s Phase I ruling found that a take-or-pay obligation had commenced and that RigNet owed Inmarsat $50.8 million, subject to any offsets from RigNet’s counterclaims in Phase II of the arbitration. The Phase I ruling is an interim ruling, and RigNet is not required to pay any amounts to Inmarsat until the panel rules on Phase II counterclaims. The Company currently expects a Phase II ruling in the second half of 2019. As of December 31, 2018, the Company has an accrued liability of $50.8 million, based on the Phase I interim award amount. While management believes it has strong counterclaims, which will be heard in Phase II and could reduce the ultimate liability, the amount of the final award is not estimable at this time. No assurance can be given as to the ultimate outcome of the GX dispute, and the ultimate outcome may differ from the accrued amount.

Earnings Call Information

An Earnings Call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Friday, March 15, 2019, to discuss RigNet’s fourth quarter 2018 and full year results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

About RigNet

RigNet (NASDAQ: RNET) delivers advanced software, optimized industry solutions, and communications infrastructure that allow our customers to realize the business benefits of digital

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net transformation. With world-class, ultra-secure solutions spanning global IP connectivity, bandwidth-optimized OTT applications, IoT big data enablement, and industry-leading machine learning analytics, RigNet supports the full evolution of digital enablement, empowering businesses to respond faster to high priority issues, mitigate the risk of operational disruption, and maximize their overall financial performance. RigNet is headquartered in Houston, Texas with operations around the world.

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Opinions, expectations with respect to conditions in the oil and gas industry, customer perceptions of value, ability to reduce the interim GX dispute award through counterclaims, ability to make payments for any GX dispute final award, and growth prospects are examples of forward-looking statements in this press release. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, including the expected benefits of acquiring and integrating other businesses, and often contain words such as “anticipate,” “believe,” “intend,”, “will”, “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties, including those risks set forth in Item 1A – Risk Factors of the Company’s most recent 10-K filing, and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Non-GAAP Financial Measure

This press release contains the non-GAAP measure Adjusted EBITDA, a measure we believe is useful to investors as a supplemental measure to evaluate overall operating performance and is an integral component of financial covenant ratios in our credit agreement. Adjusted EBITDA is a financial measure that is not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s recent 10-K filing for the year ended December 31, 2018, expected to be filed Friday March 15th, 2019, for a more detailed discussion of the uses and limitations of Adjusted EBITDA.

We define Adjusted EBITDA as net loss plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, intangibles, property, plant and equipment, (gain) loss on sales of property, plant and equipment, net of retirements, change in fair value of earn-outs and contingent consideration, stock-based compensation, acquisition costs, executive departure costs, restructuring charges, the GX dispute and non-recurring items.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

A reconciliation of net loss to Adjusted EBITDA is found in the table below.

Media / Investor Relations Contact
Lee M. Ahlstrom, SVP & CFO	Tel: +1 (281) 674-0699
RigNet, Inc.	investor.relations@rig.net

RIGNET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(in thousands, except per share amounts)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$60,244	$64,770	$56,814	$238,854	$204,892

Expenses:
Cost of revenue (excluding depreciation and amortization)	35,942	40,734	35,868	146,603	131,166
Depreciation and amortization	8,398	8,413	7,978	33,154	30,845
Selling and marketing	2,978	2,728	2,379	12,844	8,347
Change in fair value of earn-out/contingent consideration	1,493	(750)	526	3,543	(320)
GX dispute	50,612	—	—	50,612	—
General and administrative	12,095	14,666	12,595	53,193	44,842

Total expenses	111,518	65,791	59,346	299,949	214,880

Operating income (loss)	(51,274)	(1,021)	(2,532)	(61,095)	(9,988)
Other expense, net	(1,152)	(1,465)	(878)	(3,965)	(2,737)

Loss before income taxes	(52,426)	(2,486)	(3,410)	(65,060)	(12,725)
Income tax (expense) benefit	2,735	(312)	(2,397)	2,746	(3,472)

Net loss	$(49,691)	$(2,798)	$(5,807)	$(62,314)	$(16,197)

Net Loss Per Share - Basic and Diluted
Net loss attributable to RigNet, Inc. common stockholders	$(49,721)	$(2,847)	$(5,669)	$(62,453)	$(16,176)
Net loss per share attributable to RigNet, Inc. common stockholders, basic	$(2.62)	$(0.15)	$(0.31)	$(3.34)	$(0.90)
Net loss per share attributable to RigNet, Inc. common stockholders, diluted	$(2.62)	$(0.15)	$(0.31)	$(3.34)	$(0.90)
Weighted average shares outstanding, basic	18,948	18,905	18,090	18,713	18,009
Weighted average shares outstanding, diluted	18,948	18,905	18,090	18,713	18,009

Unaudited Non-GAAP Data:
Adjusted EBITDA	$10,546	$8,730	$8,548	$34,793	$29,669

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

Reconciliation of Net Loss to Adjusted EBITDA

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(49,691)	$(2,798)	$(5,807)	$(62,314)	$(16,197)
Interest expense	1,196	807	949	3,969	2,870
Depreciation and amortization	8,398	8,413	7,978	33,154	30,845
(Gain) loss on sales of property, plant and equipment, net of retirements	297	66	—	331	55
Stock-based compensation	344	1,086	754	4,712	3,703
Restructuring costs	178	664	—	842	767
Change in fair value of earn-out/contingent consideration	1,493	(750)	526	3,543	(320)
Executive departure costs	245	—	1,192	406	1,192
Acquisition costs	209	930	559	2,284	3,282
GX dispute	50,612	—	—	50,612	—
Income tax expense (benefit)	(2,735)	312	2,397	(2,746)	3,472

Adjusted EBITDA (non-GAAP measure)	$10,546	$8,730	$8,548	$34,793	$29,669

RIGNET, INC. Segment Information (Unaudited)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(in thousands)
Managed Communication Services
Revenue	$42,869	$44,943	$41,707	$171,574	$164,238
Cost of revenue	26,120	27,930	25,884	105,101	101,681
Depreciation and amortization	5,746	5,641	5,692	22,759	23,202
Selling, general and administrative	3,431	3,779	4,406	16,448	16,841

Operating income	$7,572	$7,593	$5,725	$27,266	$22,514

Applications and Internet-of-Things
Revenue	$6,338	$7,463	$5,780	$25,713	$15,626
Cost of revenue	3,459	3,677	3,907	13,386	10,751
Depreciation and amortization	1,226	1,661	889	4,570	1,738
Selling, general and administrative	657	520	536	1,961	1,685

Operating income	$996	$1,605	$448	$5,796	$1,452

Systems Integration
Revenue	$11,037	$12,364	$9,327	$41,567	$25,028
Cost of revenue	6,364	9,127	6,078	28,116	18,734
Depreciation and amortization	589	605	625	2,511	2,438
Selling, general and administrative	438	380	224	1,698	1,403

Operating income	$3,646	$2,252	$2,400	$9,242	$2,453

NOTE: Consolidated balances include the segments above along with corporate activities and intercompany eliminations.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
	(in thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$21,711	$34,598
Restricted cash	41	43
Accounts receivable, net	67,450	49,021
Costs and estimated earnings in excess of billings on uncompleted contracts (CIEB)	7,138	2,393
Prepaid expenses and other current assets	6,767	5,591

Total current assets	103,107	91,646
Property, plant and equipment, net	63,585	60,344
Restricted cash	1,544	1,500
Goodwill	46,631	37,088
Intangibles, net	33,733	30,405
Deferred tax and other assets	10,325	9,111

TOTAL ASSETS	$258,925	$230,094

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$20,568	$12,234
Accrued expenses	16,374	16,089
Current maturities of long-term debt	4,942	4,941
Income taxes payable	2,431	1,601
GX dispute accrual	50,765	—
Deferred revenue and other current liabilities	5,863	8,511

Total current liabilities	100,943	43,376
Long-term debt	72,085	53,173
Deferred revenue	318	546
Deferred tax liability	652	189
Other liabilities	28,943	25,533

Total liabilities	202,941	122,817

Equity:
Stockholders’ equity
Preferred stock - $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding at December 31, 2018 and 2017	—	—
Common stock - $0.001 par value; 190,000,000 shares authorized; 19,464,847 and 18,232,872 shares issued and outstanding at December 31, 2018 and 2017, respectively	19	18
Treasury stock - 91,567 and 5,516 shares at December 31, 2018 and 2017, respectively, at cost	(1,270)	(116)
Additional paid-in capital	172,946	155,829
Accumulated deficit	(96,517)	(33,726)
Accumulated other comprehensive loss	(19,254)	(14,806)

Total stockholders’ equity	55,924	107,199
Non-redeemable, non-controlling interest	60	78

Total equity	55,984	107,277

TOTAL LIABILITIES AND EQUITY	$258,925	$230,094

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018	2017	2016
	(in thousands)
Cash flows from operating activities:
Net loss	$(62,314)	$(16,197)	$(11,297)
Adjustments to reconcile net loss to net cash provided by operations:

Depreciation and amortization	33,154	30,845	33,556
Impairment of intangibles	—	—	397
Stock-based compensation	4,712	3,703	3,389
Amortization of deferred financing costs	184	217	135
Deferred taxes	(5,263)	3,917	(1,830)
Change in fair value of earn-out/contingent consideration	3,543	(320)	(1,279)
Accretion of discount of contingent consideration payable for acquisitions	450	624	498
(Gain) loss on sales of property, plant and equipment, net of retirements	331	55	(153)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(15,254)	203	18,347
Costs and estimated earnings in excess of billings on uncompleted contracts	(4,103)	122	4,378
Prepaid expenses and other assets	(1,026)	4,659	392
Accounts payable	7,527	2,733	129
Accrued expenses	279	3,601	(8,579)
GX dispute	50,612	—	—
Deferred revenue and other assets	1,565	4,933	(1,150)
Other liabilities	(5,149)	(9,867)	2,241
Payout of TECNOR contingent consideration - inception to date change in fair value portion	(1,575)	—	—

Net cash provided by operating activities	7,673	29,228	39,174

Cash flows from investing activities:
Acquisitions (net of cash acquired)	(5,208)	(32,205)	(4,841)
Capital expenditures	(30,072)	(18,284)	(13,641)
Proceeds from sales of property, plant and equipment	1,082	499	194

Net cash used in investing activities	(34,198)	(49,990)	(18,288)

Cash flows from financing activities:
Proceeds from issuance of common stock upon the exercise of stock options	970	916	1,680
Stock withheld to cover employee taxes on stock-based compensation	(1,154)	(116)	—
Subsidiary distributions to non-controlling interest	(157)	(76)	(197)
Payout of TECNOR contingent consideration - fair value on acquisition date portion	(6,425)	—	—
Proceeds from borrowings	23,750	15,000	—
Repayments of long-term debt	(5,129)	(18,171)	(16,560)
Payments of financing fees	—	(400)	(100)
Excess tax benefits from stock-based compensation	—	—	(175)

Net cash provided by (used) in financing activities	11,855	(2,847)	(15,352)

Net change in cash and cash equivalents	(14,670)	(23,609)	5,534

Cash and cash equivalents:
Balance, January 1,	36,141	58,805	61,011
Changes in foreign currency translation	1,825	945	(7,740)

Balance, December 31,	$23,296	$36,141	$58,805

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

Selected Operational Data

MCS Site Count

(Unaudited)

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2018	2018	2018	2018	2017
Selected Operational Data:
Offshore drilling rigs (1)	184	191	190	188	182
Offshore Production	347	332	320	310	304
Maritime	181	187	177	176	172
Other sites (2)	611	640	610	525	513

Total	1,323	1,350	1,297	1,199	1,171

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes U.S. onshore drilling and production sites, completion sites, man-camps, remote offices, supply bases and offshore-related supply bases, shore offices, tender rigs and platform rigs

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15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net